Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,013 per share of preferred stock, representing property operations for the quarter ended September 30, 2009.  The dividend will be payable on November 20, 2009 and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 75% leased as of September 30, 2009.  The Property’s largest tenant is KPMG LLP (“KPMG”), which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.  Earlier this year, management reported that KPMG notified us that it will be relocating to a different property location following the expiration of its lease on August 31, 2012.  With approximately three years remaining on KPMG’s lease, management will continue to implement a marketing plan designed to locate a replacement tenant (or tenants).

Also, as previously reported, AECOM - CTE Engineers (“CTE”) provided notice that it was exercising a termination option on a portion of the 10th floor.  CTE did not exercise its separate right to terminate on the entire 11th floor.  The termination was effective in October 2009, and the amount of space terminated represented approximately 2% of the Property’s total leasable space.  CTE’s leased space was reduced to 104,086 square feet or approximately 12% of the Property’s total leasable space.  As of October 31, 2009, the Property was 73% leased.

During the past twelve months, a few tenants that had occupied approximately 15% of aggregate space at the Property decided to relocate elsewhere in Chicago.  None of these recent departures came as a surprise to management as the tenants communicated their intentions to leave because they were consolidating into other locations or relocating to different submarkets.  Please be assured that management has been very diligent and proactive in retaining any and all existing tenants, as well as trying to attract new tenants to the Property.  However, management’s leasing efforts are guided by its belief that it should not compromise the potential long-term value of the Property for short-term leasing gains on unfavorable terms as a result of current economic conditions.  Although there has been steady interest in the Property from prospects and numerous showings of vacant space, most of the prospective tenants have elected to defer a decision or have elected to work out a short-term solution with their existing landlords.  The Company has secured several renewals from existing tenants during the third quarter for approximately 17,600 square feet, and management is finalizing those amendments.  Also, the Company did enter into new leases for approximately 5,400 square feet during the second quarter of 2009 and for approximately 1,200 square feet during the first quarter of 2009.  Management will continue to aggressively pursue any and all potential tenants for the Property.

Management has also been searching for cost effective enhancements to the Property.  During 2009, management directed the completion of a new fitness center at the Property.  Located on the second floor and commanding a unique view of the Navy Pier and Lake Michigan, management believes that the new fitness center has been very well received by existing tenants and could help to attract new tenants to the Property.  In addition, last year the Company signed a lease with a new restaurant for the concourse and also added a lounge area on the concourse.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*
(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%
06/30/2009	$1,013	$2,238,730	4.1%
09/30/2009	$1,013	$2,238,730	4.1%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.